GOBIERNO DE EL SALVADOR

COMPROBANTE DIGITAL PARA PROVEEDORES DE SERVICIO BITCOIN

Proveedor:

UNITED HERITAGE, S.A. DE C.V.

Servicios Bitcoin que ofrece:

Custodios de Bitcoin

Casas de Intercambio Digital o Exchanges

Código de Registro:

6740f71e9c3ab49e3172f286

Fecha:

28 nov 2024